Escalade Reports 33% Increase In First Quarter Earnings Per Share

EVANSVILLE, Ind., April 21, 2014 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that net income for the first quarter of 2014 was $2.3 million, or $0.16 diluted earnings per share compared to net income of $1.6 million or $0.12 diluted earnings per share for the same quarter in 2013. Consolidated net sales for the first quarter of 2014 were 7% higher than the same quarter last year. Net sales for the Sporting Goods segment increased by 10% while quarterly net sales in the Information Security and Print Finishing segment declined 3% compared with the same period last year.

The increase in net income for the quarter was driven by cost cutting measures implemented last year in the Information Security and Print Finishing segment and sales increases in the Sporting Goods segment attributable to new product development, brand marketing and product expansion which have increased consumer demand for our products.

"We are pleased with achieving earnings per share growth of 33% for the first quarter of 2014," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "In spite of modest growth in the broader retail market, we experienced double digit sales growth in our Sporting Goods segment. Additionally, actions taken over the past year in our Information Security and Print Finishing segment have resulted in substantial improvements in the financial results for this business."

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statement of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	March 22, 2014	March 23, 2013	March 22, 2014	March 23, 2013

Net Sales	$ 34,074	$ 31,838	$ 165,913	$ 148,862

Costs, Expenses and Other Income
Cost of products sold	22,718	20,960	115,107	104,126
Selling, administrative and general expenses	7,251	7,273	33,430	31,366
Goodwill and intangible asset impairment charges	--	--	--	13,362
Amortization	571	557	2,395	2,286

Operating Income (Loss)	3,534	3,048	14,981	(2,278)

Interest expense	156	167	727	616
Other expense (income)	(189)	38	(3,156)	(2,820)
Equity method investment impairment	--	--	--	382

Income (Loss) Before Income Taxes	3,567	2,843	17,410	(456)

Provision for Income Taxes	1,316	1,219	6,981	4,426

Net Income (Loss)	$ 2,251	$ 1,624	$ 10,430	$ (4,882)

Earnings Per Share Data
Basic earnings (loss) per share	$ 0.16	$ 0.12	$ 0.77	$(0.37)
Diluted earnings (loss) per share	$ 0.16	$ 0.12	$ 0.76	$(0.36)
Average shares outstanding	13,686	13,447	13,561	13,371

Consolidated Condensed Balance Sheets
(In Thousands)

	March 22, 2014 (Unaudited)	December 28, 2013 (Audited)	March 23, 2013 (Unaudited)
Assets
Current assets	$ 73,204	$ 81,216	$ 69,896
Property, plant & equipment, net	14,661	14,958	14,166
Other assets	32,641	32,687	29,915
Goodwill	13,113	13,113	12,017
Total	$ 133,619	$ 141,974	$ 125,994

Liabilities and Stockholders' Equity
Current liabilities	$ 33,599	$ 43,679	$ 36,785
Other liabilities	9,944	10,340	8,082
Stockholders' equity	90,076	87,955	81,127
Total	$ 133,619	$ 141,974	$ 125,994

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